June 28, 2006


Ms. Barbara Hope
Chief Operating Officer
Milestone Capital Management, L.L.C.
115 East Putnam Avenue
Greenwich, CT  06830


Dear Ms. Hope:

This is to confirm that the client-auditor relationship between The Milestone Funds Treasury Obligations Portfolio (Commission File
No. 33-81574) and Deloitte & Touche LLP has ceased.

Yours truly,

DELOITTE & TOUCHE LLP
New York, New York


cc:	PCAOB Letter File
	Office of the Chief Accountant
	Securities and Exchange Commission
	100 F Street, N.E.
	Washington, D.C.  20549-7561
	Fax (202) 772-9251 and 9252 (PCAOB Letter File and 7th Floor)



	Mr. John D. Gilliam, Chairman of the Audit Committee